PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
December 3, 2014

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2014 THIRD QUARTER RESULTS

•	THIRD QUARTER NON-GAAP EPS WAS $2.56, EXCEEDING GUIDANCE OF $2.45 - $2.50; THIRD QUARTER GAAP EPS WAS $2.71

•	GIVEN UNFAVORABLE FOREIGN EXCHANGE RATES, FULL YEAR 2014 NON-GAAP EPS GUIDANCE REVISED TO $7.25 - $7.30

New York, New York - PVH Corp. [NYSE: PVH] reported 2014 third quarter results and updated 2014 guidance.

Non-GAAP Amounts:
Non-GAAP amounts discussed in this release exclude the items that are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Third Quarter Results:

•	Earnings per share on a non-GAAP basis was $2.56, an 11% increase as compared to $2.30 in the prior year’s third quarter.

•	GAAP earnings per share was $2.71, a 14% increase as compared to $2.37 in the prior year’s third quarter.

•
Revenue was $2.23 billion, a 2% increase over the prior year’s third quarter amount excluding $67 million of revenue related to the Bass business (which was sold on the first day of the fourth quarter of 2013). Third quarter 2014 revenue was negatively impacted by approximately $30 million, or 1%, due to foreign currency translation. Revenue decreased 1% from the prior year period including the Bass revenue. Revenue changes by business from the prior year period included (i) a 2% increase in the Calvin Klein business, which includes a 1% negative impact from foreign currency translation; (ii) a 1% increase in the Tommy Hilfiger business, which includes a 2% negative impact from foreign currency translation; and (iii) a 3% increase in the Heritage Brands business excluding the $67 million of 2013 Bass revenue, or a 10% decrease in the Heritage Brands business including the 2013 Bass revenue.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Despite the anticipated difficult macroeconomic environment, we are very pleased with our third quarter performance, driven by the strength of our Tommy Hilfiger business and an improvement in our Calvin Klein business. During the quarter, we saw our global strategic initiatives in our Calvin Klein jeans business begin to take hold, with improved performance in our newly installed shop environments and store refits. Additionally, our acquisition integration efforts remain on track, with the last phase to be completed during 2015.”

Mr. Chirico continued, “We continue to plan the fourth quarter prudently. Given that the U.S. dollar has strengthened significantly against several major currencies over the last three months, we have revised our full year earnings per share guidance to $7.25 - $7.30. We believe the geopolitical environment and economic volatility experienced globally over the past nine months will continue and that we can successfully navigate through the upcoming holiday selling season, which we expect will be very competitive and highly promotional.”

Mr. Chirico concluded, “We remain firm in our belief that the strength of our brands, together with the strategic investments made during 2013 and 2014, along with our strong balance sheet and continued debt repayment, will position us to deliver long term global growth and stockholder value.”

Third Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business increased 2% to $816 million from $800 million in the prior year, including a 1% negative impact from foreign currency translation, principally attributable to the weaker Euro. Calvin Klein North America revenue increased 5%, due to retail comparable store sales growth of 5% and square footage expansion in Company-operated stores. Also contributing to the revenue increase was moderate growth in the North America wholesale business, which was favorably impacted by the timing of shipments, as shipments planned for the fourth quarter of 2014 occurred in the third quarter. Calvin Klein International revenue decreased 1% compared to the prior year. This includes a 2% negative impact from foreign currency translation. Calvin Klein International retail comparable store sales declined 2% due to softness in Asia. Total Calvin Klein royalty revenue increased 2% over the prior year, driven principally by continued strength in womenswear.

Earnings before interest and taxes on a non-GAAP basis for the Calvin Klein business decreased to $142 million from $144 million in the prior year’s third quarter, as both revenue and gross margin improvements were more than offset by an increase in expenses related to the ongoing strategic investments in the acquired Calvin Klein businesses and advertising expenditures.

GAAP earnings before interest and taxes for the Calvin Klein business was $127 million as compared to $112 million in the prior year’s third quarter. The increase was principally driven by a reduction in integration and restructuring costs incurred during the third quarter of 2014 compared to the third quarter of 2013, combined with revenue and gross margin improvements, partially offset by the ongoing strategic investments in the acquired Calvin Klein businesses and increased advertising expenses.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 1% to $930 million from $921 million in the prior year period. This includes a 2% negative impact from foreign currency translation, principally attributable to the weaker Euro. Tommy Hilfiger North America revenue increased

3%, principally due to retail comparable store sales growth of 1% and square footage expansion in Company-operated stores. Tommy Hilfiger International revenue decreased 1%, including a 3% negative impact from foreign currency translation. Revenue growth from square footage expansion in the Tommy Hilfiger Europe retail business was partially offset by a comparable store sales decline of 5%, principally due to a significant deceleration in traffic across the region in the middle of the quarter, combined with less promotional activity compared to the third quarter of the prior year. The Tommy Hilfiger Europe business experienced positive retail comparable store sales towards the end of quarter.

Earnings before interest and taxes for the Tommy Hilfiger business was $155 million, a 9% increase over earnings of $143 million on a non-GAAP basis in the prior year’s third quarter. The increase is principally attributable to the revenue increase mentioned above, combined with gross margin increases in both North America and Europe as a result of less promotional selling than in the prior year’s third quarter.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business decreased 7% to $155 million from $168 million in the prior year’s third quarter. The decrease was principally driven by the absence of $24 million of income recorded in the third quarter of 2013 in connection with the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

Heritage Brands
Revenue for the Heritage Brands business increased 3% to $487 million compared to the prior year period excluding $67 million of revenue related to the Bass business. A 6% increase in the wholesale business was partially offset by a 6% comparable store sales decline in the retail business. Including the Bass revenue in 2013, revenue decreased 10% from the prior year period revenue of $539 million.

Earnings before interest and taxes on a non-GAAP basis for the Heritage Brands business was $36 million compared to $42 million in the prior year’s third quarter. The decrease was principally driven by a gross margin decline across all businesses attributable to increased promotional activity in order to drive traffic and revenue.

Earnings before interest and taxes on a GAAP basis for the Heritage Brands business increased to $32 million from $14 million in the prior year’s third quarter, driven by a reduction in acquisition, integration and restructuring costs incurred in 2014 as compared to the prior year period, partially offset by the gross margin decline discussed above.

Third Quarter Consolidated Earnings:
Earnings before interest and taxes on a non-GAAP basis increased to $309 million from $305 million in the prior year’s third quarter, driven principally by the continued strong performance in the Tommy Hilfiger business discussed above, offset, in part, by investments in the acquired Warnaco businesses and gross margin erosion in the Heritage Brands business.

Earnings before interest and taxes on a GAAP basis was $280 million as compared to $249 million in the prior year’s third quarter. The increase was primarily due to lower integration and restructuring costs compared to the third quarter of 2013 and strong performance in the Tommy Hilfiger business, partially offset by investments in the acquired Warnaco businesses and gross margin erosion in the Heritage Brands business.

Net interest expense decreased to $32 million from $46 million in the prior year’s third quarter due to lower average debt balances, combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the related redemption of its 7 3/8% senior notes due 2020.

Nine Months Consolidated Results:
Earnings per share on a non-GAAP basis for the nine month period was $5.54 compared to $5.60 for the prior year period. GAAP earnings per share was $4.66 compared to $2.19 for the prior year period.

Revenue was $6.17 billion for the nine month period as compared to the prior year period’s $6.16 billion on a non-GAAP basis and $6.13 billion on a GAAP basis.

The revenue increase was due to:

•	A 2%, or $48 million, increase on a non-GAAP basis in the Calvin Klein business, driven principally by the ten additional days of operations in 2014 of the acquired Calvin

Klein businesses compared to 2013 and an increase in royalty revenue, partially offset by a decline in the jeans business, primarily in North America and Europe. Retail comparable store sales increased 2% in North America and decreased 4% internationally. Revenue on a GAAP basis in the Calvin Klein business increased 4%, or $78 million, due to the increase discussed above, combined with the absence of $30 million of sales returns recorded in 2013 for certain wholesale customers in Asia in the acquired business in connection with an initiative to reduce excess inventory levels.

•
A 5%, or $131 million, increase in the Tommy Hilfiger business. Tommy Hilfiger North America revenue increased 5%, principally due to low single-digit wholesale growth, retail comparable store sales growth of 2% and square footage expansion in Company-operated stores. Tommy Hilfiger International revenue increased 5%, driven principally by European retail comparable store sales growth of 1% and square footage expansion in Company-operated stores. Also contributing to the international revenue growth was the net positive impact of foreign currency translation for the nine month period, despite the Euro weakness experienced in the third quarter.

•
Relatively flat revenue in the Heritage Brands business compared to the prior year period excluding $176 million of revenue related to the Bass business, as low single-digit growth in the wholesale business was offset by a 7% comparable store sales decline in the Company’s retail stores. Including the Bass revenue in 2013, revenue decreased 11%, or $171 million, to $1.35 billion from $1.52 billion in the prior year period.

Earnings before interest and taxes on a non-GAAP basis decreased to $718 million from $760 million in the prior year, principally due to:

•	A $35 million decline in the Calvin Klein business, driven principally by investments in the acquired Warnaco businesses.

•	A $27 million increase in the Tommy Hilfiger business, principally attributable to the revenue increase mentioned above, combined with gross margin improvement.

•
A $31 million decline in the Heritage Brands business, principally attributable to the revenue decrease discussed above, combined with a gross margin decline resulting from increased promotional activity in order to drive traffic and revenue.

GAAP earnings before interest and taxes increased to $524 million from $353 million in the prior year period. The earnings increase was primarily due to a decrease of $213 million of costs from the prior year period, principally related to the Warnaco acquisition, integration and restructuring costs and debt modification and extinguishment charges. Also contributing to the earnings increase was an increase in the Tommy Hilfiger business, partially offset by the earnings decreases on a non-GAAP basis in the Calvin Klein and Heritage Brands businesses discussed above.

Net interest expense decreased to $107 million from $139 million in the prior year period due to lower average debt balances in the current year, combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the related redemption of its 7 3/8% senior notes due 2020. During the third quarter of 2014, the Company made debt repayments totaling $25 million on its outstanding term loans, which brings total year to date debt repayments to $245 million, most of which were voluntary. The Company expects to make additional term loan repayments of approximately $155 million during the remainder of 2014.

2014 Guidance:
Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
As a result of recent unfavorable foreign exchange rates, principally the Euro, the Company is revising its earnings per share guidance to $7.25 - $7.30, as compared to previous guidance of $7.30 - $7.40, each on a non-GAAP basis. The Company’s revised guidance represents an increase of 3% - 4% over its 2013 earnings per share on a non-GAAP basis of $7.03.

Revenue is currently projected to be approximately $8.3 billion, an increase of approximately 3% from the prior year excluding revenue of $176 million related to the Bass business, and reflects a negative impact from foreign currency translation compared to both the Company’s previous guidance and the prior year. Including Bass revenue in 2013, the revenue increase is expected to be approximately 1% over the prior year amounts of $8.22 billion on a non-GAAP basis and $8.19 billion on a GAAP basis. It is currently projected that revenue for the Tommy Hilfiger and Calvin Klein businesses will increase approximately 5% and 2%, respectively. Revenue for the Heritage Brands business is currently projected to be relatively flat to the prior year excluding revenue attributable to Bass, or decrease approximately 8% including the Bass revenue.

Net interest expense is expected to decrease to approximately $140 million, from $185 million in the prior year, due to lower average debt balances in the current year, combined with the effect of the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes in the first quarter of 2014. The Company expects to make term loan payments totaling approximately $400 million in 2014, $155 million of which is expected to be paid in the fourth quarter.

The Company estimates that its effective tax rate will be approximately 23.5% on a non-GAAP basis.

The Company’s earnings per share estimate on a non-GAAP basis excludes approximately $131 million of pre-tax costs associated primarily with the Warnaco integration and related restructuring and $93 million of pre-tax costs associated with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax items.)

Fourth Quarter Guidance
Earnings per share on a non-GAAP basis for the fourth quarter is currently projected to be in a range of $1.71 - $1.76, or an increase of 20% - 23%, as compared to $1.43 in the prior year’s fourth quarter. Fourth quarter 2014 earnings per share reflects (i) a negative impact from foreign currency translation as compared to the prior year’s fourth quarter and the Company’s previous guidance, principally attributable to expected continued weakness in the Euro; and (ii) a shift in planned advertising expense from the third quarter into the fourth quarter in 2014.

Revenue in the fourth quarter is currently expected to be approximately $2.1 billion, an increase of approximately 3% compared to the prior year amount of $2.05 billion. Fourth quarter 2014 revenue reflects a negative impact from foreign currency translation of approximately 3% as compared to the prior year’s fourth quarter, principally attributable to expected continued weakness in the Euro. It is currently projected that revenue for the Tommy Hilfiger business in the fourth quarter will increase approximately 5%, which includes a 5% negative impact from foreign currency translation. It is currently projected that revenue for the Calvin Klein business in the fourth quarter will increase approximately 3%, which includes a 2% negative impact from foreign currency translation and reflects the negative impact of shipments shifting from the fourth quarter of 2014 to the third quarter. Revenue for the Heritage Brands business in the fourth quarter is currently expected to increase approximately 1%.

The Company projects that fourth quarter net interest expense will be approximately $33 million and that the fourth quarter tax rate will be approximately 19.5%.

The Company’s fourth quarter earnings per share estimate excludes approximately $30 million of pre-tax costs associated with the integration and related restructuring of Warnaco. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $131 million expected to be incurred in 2014 in connection with (i) the integration of Warnaco and the related restructuring, including a pre-tax gain resulting from the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (ii) the sale of the Bass business, which closed in the fourth quarter of 2013 (as certain costs related to the sale were incurred in 2014); and (iii) the impairment of certain Tommy Hilfiger stores in North America in the second quarter of 2014. Of the total expected costs, $26 million was incurred in the first quarter, $46 million was incurred in the second quarter, $29 million was incurred in the third quarter and approximately $30 million is expected to be incurred in the fourth quarter.

•
Pre-tax costs of $93 million recorded in the first quarter of 2014 associated with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020.

•
Discrete tax benefits of $55 million in 2014 primarily related to various Warnaco integration activities and the resolution of uncertain tax positions, of which $30 million was recorded in the second quarter and $25 million was recorded in the third quarter.

•	A revenue reduction of $30 million in the first quarter of 2013 attributable to sales returns accepted from certain Warnaco Asia wholesale customers to reduce excess inventory levels.

•
Pre-tax costs of $511 million incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the debt modification and extinguishment completed at the time of the Warnaco acquisition, and the sales returns mentioned above, of which $224 million was incurred in the first quarter, $128 million was incurred in the second quarter, $61 million was incurred in the third quarter and $99 million was incurred in the fourth quarter. Approximately $215 million of the acquisition, integration and related restructuring charges incurred in 2013 were non-cash charges, the majority of which were short-lived valuation adjustments and amortization.

•
Pre-tax income of $24 million recorded in the third quarter of 2013 due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

•
A pre-tax loss of $20 million, including related costs, incurred in 2013 in connection with the sale of substantially all of the assets of the Bass business, which closed on November 4, 2013, of which $19 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax income of $53 million recorded in the fourth quarter of 2013 related to recognized actuarial gains on retirement plans.

•
A tax expense of $120 million recorded in the fourth quarter of 2013 in connection with an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

•	A net tax expense of $5 million recorded in 2013 associated with various Warnaco integration activities and various adjustments to liabilities for changes in estimates in uncertain tax positions, of which an expense of $28 million was recorded in the second quarter, a benefit of $28 million was recorded in the third quarter and an expense of $5 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Please see Tables 1 through 8 and the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Thursday, December 4, 2014 at 9:00 a.m. EST. Please log on to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #5723667. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from its acquisition of The Warnaco Group, Inc. (“Warnaco”); (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Net sales	$2,114.0	$2,145.1	$5,876.0	$5,852.6
Royalty revenue	89.3	85.5	224.0	215.1
Advertising and other revenue	29.8	28.5	72.4	66.4
Total revenue	$2,233.1	$2,259.1	$6,172.4	$6,134.1

Gross profit on net sales	$1,048.4	$1,057.8	$2,959.0	$2,868.3
Gross profit on royalty, advertising and other revenue	119.1	114.0	296.4	281.5
Total gross profit	1,167.5	1,171.8	3,255.4	3,149.8

Selling, general and administrative expenses	892.9	927.4	2,647.8	2,764.0

Debt modification and extinguishment costs			93.1	40.4

Equity in income of unconsolidated affiliates, net	5.3	4.9	9.2	8.0

Earnings before interest and taxes	279.9	249.3	523.7	353.4

Interest expense, net	32.1	46.0	106.5	139.3

Pre-tax income	247.8	203.3	417.2	214.1

Income tax expense	22.1	6.7	29.8	33.1

Net income	225.7	196.6	387.4	181.0

Less: Net (loss) income attributable to redeemable non-controlling interest		(0.1)	(0.1)	0.0

Net income attributable to PVH Corp.	$225.7	$196.7	$387.5	$181.0

Diluted net income per common share attributable to PVH Corp.(1)	$2.71	$2.37	$4.66	$2.19

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Depreciation and amortization expense	$60.3	$61.7	$181.4	$243.1

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2014 and 2013 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the impairment recorded in 2014 of certain Tommy Hilfiger stores in North America; (iii) the costs incurred in 2014 and 2013 related to the sale of the Bass business; (iv) the costs incurred in 2014 in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (v) the net gain recorded in 2014 on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (vi) the income recorded in 2013 due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (vii) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (viii) the interest expense incurred in 2013 prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (ix) the tax effects associated with the foregoing items; (x) the tax benefits recorded in 2014 associated with non-recurring discrete items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions; and (xi) the net tax expense recorded in 2013 associated with non-recurring discrete items related to the Warnaco integration, which are on a non-GAAP basis for each year, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Non-GAAP Measures
Total revenue(1)				$6,164.1
Total gross profit(2)	$1,170.4	$1,168.2	$3,259.3	3,226.6
Selling, general and administrative expenses(3)	866.7	867.6	2,550.7	2,474.5
Earnings before interest and taxes(4)	309.0	305.5	717.8	760.1
Interest expense, net(5)				138.5
Income tax expense(6)	63.8	68.7	150.7	159.6
Net income attributable to PVH Corp.(7)	213.1	190.9	460.7	462.0
Diluted net income per common share attributable to PVH Corp.(8)	$2.56	$2.30	$5.54	$5.60

Depreciation and amortization expense(9)	$59.0	$52.4	$177.1	$162.7

(1) Please see Table 2 for reconciliation of GAAP revenue to revenue on a non-GAAP basis.
(2) Please see Table 4 for reconciliation of GAAP gross profit to gross profit on a non-GAAP basis.
(3) Please see Table 5 for reconciliation of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(4) Please see Table 3 for reconciliation of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(5) Please see Table 6 for reconciliation of GAAP net interest expense to net interest expense on a non-GAAP basis.
(6)    Please see Table 7 for reconciliation of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for reconciliation of GAAP net income to net income on a non-GAAP basis.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(9) Please see Table 8 for reconciliation of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliation of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Net income attributable to PVH Corp.	$225.7	$196.7	$387.5	$181.0

Diluted net income per common share attributable to PVH Corp.(1)	$2.71	$2.37	$4.66	$2.19

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	2.9	(3.6)	3.9	76.8

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	26.2	64.6	101.8	294.3

Impairment of certain Tommy Hilfiger North America stores (recorded in SG&A)			2.3

Loss recorded on the sale of Bass, including related costs (recorded in SG&A)		19.5	1.0	19.5

SG&A impact of the amendment of an unfavorable contract		(24.3)		(24.3)

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)			(8.0)

Debt modification and extinguishment costs			93.1	40.4

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes				0.8

Tax effect of the items above(2)	(16.8)	(34.5)	(66.0)	(127.0)

Discrete tax benefits related to the resolution of uncertain tax positions	(15.3)		(45.3)

Discrete tax (benefit) expense primarily related to Warnaco integration	(9.6)	(27.5)	(9.6)	0.5

Net income on a non-GAAP basis attributable to PVH Corp.	$213.1	$190.9	$460.7	$462.0

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$2.56	$2.30	$5.54	$5.60

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliation of GAAP revenue to revenue on a non-GAAP basis

Nine Months Ended
11/3/13

Revenue	$6,134.1

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30.0

Revenue on a non-GAAP basis	$6,164.1

Table 3 - Reconciliation of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Earnings before interest and taxes	$279.9	$249.3	$523.7	$353.4

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	2.9	(3.6)	3.9	76.8

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	26.2	64.6	101.8	294.3

Impairment of certain Tommy Hilfiger North America stores (recorded in SG&A)			2.3

Loss recorded on the sale of Bass, including related costs (recorded in SG&A)		19.5	1.0	19.5

SG&A impact of the amendment of an unfavorable contract		(24.3)		(24.3)

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)			(8.0)

Debt modification and extinguishment costs			93.1	40.4

Earnings before interest and taxes on a non-GAAP basis	$309.0	$305.5	$717.8	$760.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliation of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Gross profit	$1,167.5	$1,171.8	$3,255.4	$3,149.8

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	2.9	(3.6)	3.9	76.8

Gross profit on a non-GAAP basis	$1,170.4	$1,168.2	$3,259.3	$3,226.6

Table 5 - Reconciliation of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

SG&A	$892.9	$927.4	$2,647.8	$2,764.0

Items excluded:

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(26.2)	(64.6)	(101.8)	(294.3)

Impairment of certain Tommy Hilfiger North America stores			(2.3)

Loss recorded on the sale of Bass, including related costs		(19.5)	(1.0)	(19.5)

SG&A impact of the amendment of an unfavorable contract		24.3		24.3

Net gain on deconsolidation of subsidiaries and consolidated joint venture			8.0

SG&A on a non-GAAP basis	$866.7	$867.6	$2,550.7	$2,474.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 6 - Reconciliation of GAAP net interest expense to net interest expense on a non-GAAP basis

Nine Months Ended
11/3/13

Interest expense, net	$139.3

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(0.8)

Interest expense, net on a non-GAAP basis	$138.5

Table 7 - Reconciliation of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Income tax expense	$22.1	$6.7	$29.8	$33.1

Items excluded:

Income tax effects of pre-tax items identified as non-GAAP exclusions (1)	16.8	34.5	66.0	127.0

Discrete tax benefits related to the resolution of uncertain tax positions	15.3		45.3

Discrete tax benefit (expense) primarily related to the Warnaco integration	9.6	27.5	9.6	(0.5)

Income tax expense on a non-GAAP basis	$63.8	$68.7	$150.7	$159.6

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliation of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/2/14	11/3/13	11/2/14	11/3/13

Depreciation and amortization expense	$60.3	$61.7	$181.4	$243.1

Items excluded:

Depreciation and amortization associated with acquisition and integration of Warnaco	(1.3)	(9.3)	(4.3)	(80.4)

Depreciation and amortization expense on a non-GAAP basis	$59.0	$52.4	$177.1	$162.7

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	11/2/14				11/3/13
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$225.7	$12.6		$213.1	$196.7	$5.8		$190.9

Weighted average common shares	82.4			82.4	81.5			81.5
Weighted average dilutive securities	0.9			0.9	1.3			1.3
Total shares	83.3			83.3	82.8			82.8

Diluted net income per common share attributable to PVH Corp.	$2.71			$2.56	$2.37			$2.30

	Nine Months Ended				Nine Months Ended
	11/2/14				11/3/13
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$387.5	$(73.2)		$460.7	$181.0	$(281.0)		$462.0

Weighted average common shares	82.3			82.3	80.9			80.9
Weighted average dilutive securities	0.9			0.9	1.6			1.6
Total shares	83.2			83.2	82.5			82.5

Diluted net income per common share attributable to PVH Corp.	$4.66			$5.54	$2.19			$5.60

(1)
Represents the impact on net income in the periods ended November 2, 2014 from the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the impairment of certain Tommy Hilfiger stores in North America; (iii) the costs incurred related to the sale of the Bass business; (iv) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (v) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (vi) the tax effects associated with the foregoing items; and (vii) the tax benefits associated with non-recurring discrete items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended November 3, 2013 from the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (vi) the tax effects associated with the foregoing items; and (vii) the net tax benefit (expense) associated with non-recurring discrete items related to the Warnaco integration. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	11/2/14	11/3/13
ASSETS
Current Assets:
Cash and Cash Equivalents	$365.1	$542.5
Receivables	910.7	915.9
Inventories	1,239.9	1,164.1
Other Current Assets	351.0	392.1
Assets Held for Sale	—	47.5
Total Current Assets	2,866.7	3,062.1
Property, Plant and Equipment	707.6	689.3
Goodwill and Other Intangible Assets	7,361.4	7,562.9
Other Assets	330.0	339.2
	$11,265.7	$11,653.5

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,239.5	$1,202.8
Short-Term Borrowings	39.9	12.4
Current Portion of Long-Term Debt	99.3	85.0
Other Liabilities	1,684.5	1,814.4
Long-Term Debt	3,618.7	4,174.6
Redeemable Non-Controlling Interest	—	5.6
Stockholders’ Equity	4,583.8	4,358.7
	$11,265.7	$11,653.5

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	11/2/14	11/3/13

Calvin Klein North America
Net sales	$404.2	$384.0
Royalty revenue	38.6	38.1
Advertising and other revenue	15.8	15.1
Total	458.6	437.2

Calvin Klein International
Net sales	328.4	333.9
Royalty revenue	20.5	20.0
Advertising and other revenue	8.7	8.6
Total	357.6	362.5

Total Calvin Klein
Net sales	732.6	717.9
Royalty revenue	59.1	58.1
Advertising and other revenue	24.5	23.7
Total	816.2	799.7

Tommy Hilfiger North America
Net sales	421.7	411.4
Royalty revenue	10.0	8.4
Advertising and other revenue	3.4	2.5
Total	435.1	422.3

Tommy Hilfiger International
Net sales	478.3	483.7
Royalty revenue	14.9	13.5
Advertising and other revenue	1.3	1.2
Total	494.5	498.4

Total Tommy Hilfiger
Net sales	900.0	895.1
Royalty revenue	24.9	21.9
Advertising and other revenue	4.7	3.7
Total	929.6	920.7

Heritage Brands Wholesale
Net sales	393.8	373.1
Royalty revenue	4.6	3.9
Advertising and other revenue	0.5	0.7
Total	398.9	377.7

Heritage Brands Retail
Net sales	87.6	159.0
Royalty revenue	0.7	1.6
Advertising and other revenue	0.1	0.4
Total	88.4	161.0

Total Heritage Brands
Net sales	481.4	532.1
Royalty revenue	5.3	5.5
Advertising and other revenue	0.6	1.1
Total	487.3	538.7

Total Revenue
Net sales	2,114.0	2,145.1
Royalty revenue	89.3	85.5
Advertising and other revenue	29.8	28.5
Total	$2,233.1	$2,259.1

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	11/2/14			11/3/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$76.5	$(2.1)	$78.6	$71.2	$(10.5)	$81.7

Calvin Klein International	50.4	(13.2)	63.6	41.2	(21.3)	62.5

Total Calvin Klein	126.9	(15.3)	142.2	112.4	(31.8)	144.2

Tommy Hilfiger North America	75.4		75.4	79.5	12.0	67.5

Tommy Hilfiger International	80.1		80.1	88.0	12.3	75.7

Total Tommy Hilfiger	155.5		155.5	167.5	24.3	143.2

Heritage Brands Wholesale	33.5	(4.7)	38.2	33.6	(8.2)	41.8

Heritage Brands Retail	(1.9)		(1.9)	(19.6)	(19.5)	(0.1)

Total Heritage Brands	31.6	(4.7)	36.3	14.0	(27.7)	41.7

Corporate	(34.1)	(9.1)	(25.0)	(44.6)	(21.0)	(23.6)

Total earnings before interest and taxes	$279.9	$(29.1)	$309.0	$249.3	$(56.2)	$305.5

(1)	Adjustments for the quarter ended November 2, 2014 represent the elimination of the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring.

(2)
Adjustments for the quarter ended November 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Bass business, including related costs; and (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	11/2/14	11/3/13
		Results
		Under		Non-GAAP
Calvin Klein North America		GAAP	Adjustments(1)	Results
Net sales	$1,038.8	$1,009.5		$1,009.5
Royalty revenue	87.7	86.1		86.1
Advertising and other revenue	35.7	31.8		31.8
Total	1,162.2	1,127.4		1,127.4

Calvin Klein International
Net sales	913.4	875.2	$(30.0)	905.2
Royalty revenue	56.9	54.1		54.1
Advertising and other revenue	23.6	21.4		21.4
Total	993.9	950.7	(30.0)	980.7

Total Calvin Klein
Net sales	1,952.2	1,884.7	(30.0)	1,914.7
Royalty revenue	144.6	140.2		140.2
Advertising and other revenue	59.3	53.2		53.2
Total	2,156.1	2,078.1	(30.0)	2,108.1

Tommy Hilfiger North America
Net sales	1,162.9	1,106.2		1,106.2
Royalty revenue	22.3	20.9		20.9
Advertising and other revenue	7.4	6.7		6.7
Total	1,192.6	1,133.8		1,133.8

Tommy Hilfiger International
Net sales	1,424.0	1,356.0		1,356.0
Royalty revenue	42.4	38.1		38.1
Advertising and other revenue	3.4	3.5		3.5
Total	1,469.8	1,397.6		1,397.6

Total Tommy Hilfiger
Net sales	2,586.9	2,462.2		2,462.2
Royalty revenue	64.7	59.0		59.0
Advertising and other revenue	10.8	10.2		10.2
Total	2,662.4	2,531.4		2,531.4

Heritage Brands Wholesale
Net sales	1,079.8	1,056.2		1,056.2
Royalty revenue	12.7	12.1		12.1
Advertising and other revenue	1.9	2.1		2.1
Total	1,094.4	1,070.4		1,070.4

Heritage Brands Retail
Net sales	257.1	449.5		449.5
Royalty revenue	2.0	3.8		3.8
Advertising and other revenue	0.4	0.9		0.9
Total	259.5	454.2		454.2

Total Heritage Brands
Net sales	1,336.9	1,505.7		1,505.7
Royalty revenue	14.7	15.9		15.9
Advertising and other revenue	2.3	3.0		3.0
Total	1,353.9	1,524.6		1,524.6

Total Revenue
Net sales	5,876.0	5,852.6	(30.0)	5,882.6
Royalty revenue	224.0	215.1		215.1
Advertising and other revenue	72.4	66.4		66.4
Total	$6,172.4	$6,134.1	$(30.0)	$6,164.1

(1)
Adjustments for the nine months ended November 3, 2013 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	11/2/14			11/3/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$172.9	$(10.8)	$183.7	$123.1	$(79.2)	$202.3

Calvin Klein International	97.8	(28.5)	126.3	(39.9)	(182.9)	143.0

Total Calvin Klein	270.7	(39.3)	310.0	83.2	(262.1)	345.3

Tommy Hilfiger North America	180.9	(2.3)	183.2	187.5	12.0	175.5

Tommy Hilfiger International	205.4		205.4	198.0	12.3	185.7

Total Tommy Hilfiger	386.3	(2.3)	388.6	385.5	24.3	361.2

Heritage Brands Wholesale	84.4	(13.0)	97.4	91.1	(37.0)	128.1

Heritage Brands Retail	(3.8)	(1.0)	(2.8)	(22.4)	(19.5)	(2.9)

Total Heritage Brands	80.6	(14.0)	94.6	68.7	(56.5)	125.2

Corporate	(213.9)	(138.5)	(75.4)	(184.0)	(112.4)	(71.6)

Total earnings before interest and taxes	$523.7	$(194.1)	$717.8	$353.4	$(406.7)	$760.1

(1)
Adjustments for the nine months ended November 2, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the impairment of certain Tommy Hilfiger stores in North America; (iii) the costs incurred related to the sale of the Bass business; (iv) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; and (v) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India.

(2)
Adjustments for the nine months ended November 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; and (iv) the costs incurred in connection with the Company’s debt modification and extinguishment.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2014 estimates excluding (a) the costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) the impairment of certain Tommy Hilfiger stores in North America; (c) the costs incurred related to the sale of the Bass business; (d) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (e) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (f) the estimated tax effects associated with these costs; and (g) non-recurring discrete tax items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions, and (2) 2013 results excluding (a) the costs incurred in connection with its acquisition and integration of Warnaco and the related restructuring; (b) the loss incurred in connection with the sale of substantially all of the assets of its Bass business, including related costs; (c) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (d) the costs incurred in connection with the Company’s debt modification and extinguishment; (e) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (f) the recognized actuarial gain on retirement plans; (g) the tax effects associated with these items; (h) non-recurring discrete tax items related to the Warnaco integration; and (i) a non-recurring discrete tax item attributable to an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements. The 2014 estimates and 2013 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above costs are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

	Current Guidance		Previous Guidance
Net Income Per Common Share Reconciliations	Full Year 2014 (Estimated)	Fourth Quarter 2014 (Estimated)	Full Year 2014 (Estimated)	Third Quarter 2014 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.08 - $6.13	$1.42 - $1.47	$5.91 - $6.01	$2.27 - $2.32
Estimated per common share impact of items identified as non-GAAP exclusions	$1.17	$0.29	$1.39	$0.18
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$7.25 - $7.30	$1.71 - $1.76	$7.30 -$7.40	$2.45 - $2.50

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2014 Tax Rate Reconciliation	Full Year 2014 (Estimated)

GAAP tax rate	10.4%
Net tax benefit of items identified as non-GAAP exclusions	13.1%
Tax rate on a non-GAAP basis	23.5%

The GAAP net income per common share amounts presented in the above tables are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2014 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. The Company has no current understanding or agreement regarding any such material transaction or definitive plans regarding any such material activity.

Reconciliation of GAAP Diluted Net Income (Loss) Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(In millions, except per share data)

	Full Year 2013				Fourth Quarter 2013
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income (loss) attributable to PVH Corp.	$143.5	$(437.5)		$581.0	$(37.5)	$(156.5)		$119.0
Total weighted average shares	82.6			82.6	81.8	1.1		82.9

Diluted net income (loss) per common share attributable to PVH Corp.	$1.74			$7.03	$(0.46)			$1.43

(1) Represents the impact on net income in the year ended February 2, 2014 from the elimination of (i) the costs associated with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (vi) the recognized actuarial gain on retirement plans; (vii) the tax effects associated with the foregoing items; (viii) non-recurring discrete tax items related to the Warnaco integration; and (ix) a non-recurring discrete tax item attributable to an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

(2) Represents the impact on net income in the quarter ended February 2, 2014 from the elimination of (i) the expenses associated with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the sale of substantially all of the assets of the Company’s Bass business; (iii) the recognized actuarial gain on retirement plans; (iv) the tax effects associated with the foregoing items; (v) non-recurring discrete tax items related to the Warnaco integration; and (vi) a non-recurring discrete tax item attributable to an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements. Adjustments to weighted average dilutive securities represent the dilutive impacts of securities included in the earnings per share calculations on a non-GAAP basis. Such amounts are not included in the GAAP earnings per share calculation for the fourth quarter of 2013 because there are GAAP net losses attributable to PVH Corp., and, as such, the inclusion of these securities would have been antidilutive.